Exhibit 10.22

AMENDMENT TO THE

ETRIALS WORLDWIDE, INC.

1999 EQUITY COMPENSATION PLAN

This Amendment to the etrials Worldwide, Inc. (the “Company”) 1999 Equity Compensation Plan (this “Amendment”) has been approved by the Board of Directors of the Company and the effective date of this amendment is March 11, 2003.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned in the 1999 Stock Award Plan (the “Plan”)

The Plan is hereby amended by amending the first sentence of Section 3.5 to read as follows:

The aggregate number of shares of Stock which are subject to an Award under the Plan shall be five million (5,000,000) shares, subject to adjustment as provided in Section 3.10.

As amended hereby the Plan shall remain in full force and effect.

This Amendment and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the Delaware.